Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Return Notes Linked to a Basket of Equities due July 29, 2015	$310,000.00	$39.93
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated March 7, 2013)

UBS AG Return Notes

UBS AG $310,000 Linked to a Basket of Equities due July 29, 2015

Investment Description

UBS AG Return Notes (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) and are designed for investors who seek exposure to an equally weighted basket (the “underlying basket”) of selected equity securities (each, a “basket equity”), subject to an adjustment factor. If the price of the underlying basket declines during the term of the Notes or if the final basket price is not greater than the initial basket price by at least approximately 0.5025%, UBS will repay less than the full principal amount at maturity resulting in a loss of some or all of your investment. The final basket price will be the arithmetic average of the closing prices on each of the final averaging dates. Investing in the Notes involves significant risks. The Notes do not pay interest. You may lose some or all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the issuer. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features
☐	Adjustment Factor: The amount payable at maturity, if any, will reflect the performance of the basket equities, subject to a reduction by the adjustment factor. Because the adjustment factor reduces the payment at maturity, if the final basket price is not greater than the initial basket price by at least approximately 0.5025%, you will lose some or all of your investment in the Notes.
☐	Downside Market Exposure: If the underlying return is negative, investors will be exposed to the negative underlying return at maturity, which will be magnified by the adjustment factor, and will result in a loss of principal that will be greater than the negative underlying return. Investors will lose some or all of their initial investment if the underlying return is less than 0.5025%. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date	July 11, 2014
Settlement Date	July 16, 2014
Final Averaging Dates*	July 20, 2015, July 21, 2015, July 22, 2015, July 23, 2015 and July 24, 2015 (the “valuation date”)
Maturity Date*	July 29, 2015
*	Subject to postponement in the event of a market disruption event, as described in the Return Notes product supplement.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. UBS is not necessarily obligated to repay the full principal amount of the Notes at maturity. The Notes can have a downside market risk similar to the decline in the underlying basket, which can result in a loss of all or a substantial portion of your investment at maturity. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 3 and under “Risk Factors” beginning on page PS-12 of the Return Notes product supplement before purchasing the Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose some or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

These terms relate to Return Notes linked to the performance of an underlying basket.

Underlying Basket	Basket Weighting of each Basket Equity	Adjustment Factor	Initial Basket Price	CUSIP	ISIN
A Basket of 11 Selected Equity Securities*	1/11	99.50%	100.00	90270KCU1	US90270KCU16
*	See “Basket Information” on page 10 of this pricing supplement.

The estimated initial value of the Notes as of the trade date is $990.50 for Notes linked to a basket of 11 selected equity securities. The estimated initial value of the Notes was determined as of the close of the relevant markets on the date of this pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 3 and 4 of this pricing supplement.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms specified in the Return Notes product supplement relating to the Notes, dated March 7, 2013, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this pricing supplement, the Return Notes product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price to Public		Underwriting Discount(1)(2)		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to a Basket of 11 Selected Equity Securities	$310,000.00	$1,000.00	$2,325.00	$7.50	$307,675.00	$992.50
(1)	Certain fiduciary accounts will pay a purchase price of $992.50 per $1,000.00 principal amount of the Notes, and the placement agents, with respect to sales made to such accounts, will forgo any fees.
(2)	JPMorgan Chase Bank, National Association, J.P. Morgan Securities LLC and their affiliates, acting as placement agents for the Notes, will receive a fee from the issuer of $7.50 per $1,000.00 principal amount of the Notes, but will forgo any fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents received from sales to accounts other than such fiduciary accounts.

J.P. Morgan Securities LLC	UBS Investment Bank

Pricing Supplement dated July 11, 2014

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes, for various securities we may offer, including the Notes), with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the Return Notes product supplement if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product supplement for Return Notes dated March 7, 2013

http://www.sec.gov/Archives/edgar/data/1114446/000139340113000110/c337083_690835-424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to ``UBS,” ``we,” ``our” and ``us” refer only to UBS AG and not to its consolidated subsidiaries. In this pricing supplement, ``Notes” refer to the Return Notes that are offered hereby, unless the context otherwise requires. Also, references to the ``Return Notes product supplement” mean the UBS product supplement, dated March 7, 2013 and references to ``accompanying prospectus” mean the UBS prospectus titled ``Debt Securities and Warrants,” dated January 11, 2012.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 3 and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax and other advisors before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.
♦	You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have downside market risk greater than an investment in the underlying basket or the basket equities.
♦	You believe the price of the underlying basket will appreciate over the term of the Notes by at least 0.5025%, which would be sufficient to offset the negative effect of the adjustment factor.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying basket.
♦	You do not seek current income from your investment and are willing to forego dividends paid on the basket equities.
♦	You are willing to hold the Notes to maturity, a term of approximately 12 months, and accept that there may be little or no secondary market for the Notes.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.
♦	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of some or all of your initial investment.
♦	You require an investment designed to guarantee a full return of principal at maturity.
♦	You cannot tolerate a loss of all or a substantial portion of your initial investment and are unwilling to make an investment that may have downside market risk greater than an investment in the underlying basket or the basket equities.
♦	You believe that the price of the underlying basket will decline during the term of the Notes and the final basket price is likely to be less than the initial basket price, or you believe that the price of the underlying basket will appreciate during the term of the Notes by an amount less than 0.5025%, which is not sufficient to overcome the negative effect of the adjustment factor.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying basket.
♦	You seek current income from this investment or prefer to receive the dividends paid on the basket equities.
♦	You are unable or unwilling to hold the Notes to maturity, a term of approximately 12 months, or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review “Key Risks” beginning on page 3 of this pricing supplement and the more detailed “Risk Factors” beginning on page PS-12 of the Return Notes product supplement for risks related to an investment in the Notes.

Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$1,000.00 per Note
Term	Approximately 12 months.
Underlying Basket	The Notes are linked to an equally weighted basket consisting of 11 selected equity securities (each, a ``basket equity”) as listed under “Basket Information” on page 10 of this pricing supplement.

In some circumstances, the payment you receive on the Notes may be based on securities issued by a different company and not on a basket equity. See “General Terms of the Notes — Antidilution Adjustments — Reorganization Events” on page PS-30 of the product supplement.
Basket Weighting	For each basket equity, 1/11.
Payment at Maturity (per Note)	UBS will pay you an amount in cash per Note calculated as follows:

$1,000.00 x [(1 + Underlying Return) x Adjustment Factor]
If the underlying return is negative or if the final basket price is not greater than the initial basket price by at least approximately 0.5025%, you could lose all or a significant portion of your principal amount.
Closing Price	With respect to each basket equity, the closing price for such basket equity on any final averaging date, as determined by the calculation agent.
Final Averaging Dates	July 20, 2015, July 21, 2015, July 22, 2015, July 23, 2015 and July 24, 2015, subject to postponement upon the occurrence of a Market Disruption Event as described under “General Terms of the Notes — Market Disruption Events” in the Return Notes product supplement.
Valuation Date	The last final averaging date, which is July 24, 2015, subject to postponement upon the occurrence of a Market Disruption Event as described under “General Terms of the Notes — Market Disruption Events” in the Return Notes product supplement.
Underlying Return	Final Basket Price – Initial Basket Price Initial Basket Price
Initial Basket Price	100
Final Basket Price	The product of (i) the initial basket price of the underlying basket multiplied by (ii) the sum of one and the weighted performance of the basket equities on the valuation date. The weighted performance for each basket equity is the equity return for such basket equity multiplied by the basket weighting.

Adjustment Factor	99.50%
Initial Equity Price	With respect to each basket equity, the closing price for such basket equity on the trade date, as determined by the calculation agent, as specified under “Basket Information” on page 10 of this pricing supplement.
Final Equity Price	With respect to each basket equity, the arithmetic average of the closing prices for such basket equity on each of the final averaging dates, as determined by the calculation agent.
Equity Return	With respect to each basket equity, the percentage change from the respective initial equity price to the respective final equity price, calculated as follows:

  Final Equity Price – Initial Equity Price

Initial Equity Price
Investment Timeline

Investing in the Notes involves significant risks. The Notes do not pay interest. You may lose some or all of your principal amount. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the issuer. If the issuer were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the ``Risk Factors” section of the Return Notes product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of loss — The Notes differ from ordinary debt securities in that the issuer will not necessarily repay the full principal amount of the Notes at maturity. The amount payable at maturity, if any, will reflect the performance of the underlying basket, subject to a reduction by the adjustment factor. Because the adjustment factor reduces the payment at maturity, if the final basket price is not greater than the initial basket price by at least approximately 0.5025%, you will lose some or all of your investment in the Notes.
♦	The adjustment factor will diminish any positive underlying return of the underlying basket and magnify any negative underlying return of the underlying underlying basket — If the underlying return is negative or is less than approximately 0.5025%, at maturity, you will lose some or all of your investment. In addition, the adjustment factor will diminish any positive return of the underlying basket and magnify any negative return of the underlying basket. For each 1% that the final basket price is greater than the initial basket price, the return on your investment will increase by less than 1%. In addition, for each 1% that the final basket price is less than the initial basket price, you will lose more than 1% of your investment in the Notes, provided that the payment at maturity will not be less than zero.
♦	Payment at maturity based on averaging over the final averaging dates — Since your payment at maturity, if any, will be determined by the calculation agent based on an averaging of the closing price of each basket equity as of each of the final averaging dates, your return on the Notes may be lower than the underlying return of the underlying basket from trade date to valuation date, and could be negative even if the underlying basket appreciated over the term of the Notes.
♦	No interest payments — You will not receive any periodic interest payments on the Notes.
♦	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any affiliate of UBS or any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire initial investment.
♦	Market risk — The price of any basket equity can rise or fall sharply due to factors specific to that basket equity and the issuer of such basket equity such as price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market prices, interest rates and economic and political conditions.
♦	Fair value considerations.
•	The issue price you pay for the Notes exceeds their estimated initial value — The issue price you pay for the Notes exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Notes by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the price, volatility and expected dividends on each basket equity, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date is less than the issue price you pay for the Notes.
•	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
•	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.
♦	Limited or no secondary market and secondary market price considerations.
•	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates may make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
•	The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
•	Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the price of each basket equity; the volatility of each basket equity; the dividend rate paid on each basket equity; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Notes.
•	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “ — Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.
♦	Owning the Notes is not the same as owning the basket equities — The return on your Notes may not reflect the return you would realize if you actually owned the basket equities. For instance, your return on an investment in the basket equities would not be subject to an adjustment factor. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Notes, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Notes. In addition, as an owner of the Notes, you will not have voting rights or any other rights that a holder of the basket equities may have.
♦	No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the underlying basket will rise or fall. There can be no assurance that the price of the underlying basket will rise above the initial basket price by at least approximately 0.5025%. The price of the underlying basket will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer(s) of the basket equities. You should be willing to accept the risks of owning equities in general and the basket equities in particular, and the risk of losing some or all of your initial investment.
♦	Risks associated with non-U.S. Companies — The underlying basket contains basket equities that are non-U.S. companies, specifically the common stock of Canadian Pacific Railway Limited, which is issued by a Canadian issuer, LyondellBasell Industries N.V., which is issued by a Curacaoan issuer, Schlumberger Limited, which is issued by a Dutch issuer, and Weatherford International plc, which is issued by an Irish issuer. An investment in Notes linked to non-U.S. companies involves risks associated with the home countries of such non-U.S. companies. The price of each company’s common stock may be affected by political, economic, financial and social factors in the home country of such company, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions.

♦	Changes in the prices of the basket equities may offset each other — The Notes are linked to an equally weighted basket comprised of the basket equities. Where the market price of one or more of the basket equities appreciates, the market price of one or more of the other basket equities may not appreciate by the same amount or may even decline. Therefore, in determining whether the final basket price and the payment at maturity on the Notes, increases in the prices of one or more of the basket equities may be moderated, or offset, by lesser increases or declines in the prices of one or more of the other basket equities.
♦	There is no affiliation between UBS and the issuers of the basket equities, and UBS is not responsible for any disclosure by such issuers — We are not affiliated with the issuers of the basket equities. However, we and our affiliates may currently or from time to time in the future engage in business with the issuers of the basket equities. However, we are not affiliated with the issuers of the basket equities and are not responsible for such issuers’ public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Notes, should make your own investigation into the basket equities or the issuers of the basket equities. The issuers of the basket equities are not involved in the Notes offered hereby in any way and have no obligation of any sort with respect to your Notes. The issuers of the basket equities have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.
♦	The calculation agent can make adjustments that affect the payment to you at maturity — For certain corporate events affecting a basket equity, the calculation agent may make adjustments to the initial equity price of the affected basket equity. However, the calculation agent will not make an adjustment in response to all events that could affect a basket equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the product supplement as necessary to achieve an equitable result. Following certain corporate events relating to the issuer of a basket equity where such issuer is not the surviving entity, the amount you receive at maturity may be based on an equity security of a successor to the respective issuer of such basket equity in combination with any cash or any other assets distributed to holders of the basket equity in such corporate event. If the issuer of a basket equity becomes subject to (i) a corporate event whereby the basket equity is exchanged solely for cash or (ii) a merger or consolidation with UBS or any of its affiliates, the amount you receive at maturity may be based on an equity security issued by another company. For more information, see the section “General Terms of the Securities - Antidilution Adjustments” and “General Terms of the Securities - Delisting or Suspension of Trading of an Underlying Stock” beginning on pages PS-27 and PS-35 of the Return Notes product supplement, respectively. Regardless of any of the events discussed above, any payment on the Notes is subject to the creditworthiness of UBS.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the basket equities, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying basket or any basket equity may adversely affect the performance of the basket equities and, therefore, the market value of the Notes and your payment at maturity.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of the basket equities or trading activities related to the underlying basket or any basket equity, which may present a conflict between the interests of UBS and you, as a holder of the Notes. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the underlying return and the payment at maturity of the Notes based on the final basket price of the underlying basket on the valuation date. The calculation agent can postpone any final averaging date, the determination of the underlying return or the maturity date if a market disruption event occurs and is continuing on any final averaging date. As UBS determines the economic terms of the Notes, including the adjustment factor, and such terms include hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying basket to which the Notes are linked.
♦	Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to take actions that may adversely affect the Notes — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Notes, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Notes. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See ``What Are the Tax Consequences of the Notes” beginning on page 8.

Hypothetical Examples and Return Table of the Notes at Maturity

The examples and table below illustrate the Payment at Maturity for a $1,000.00 Note on a hypothetical offering of the Notes, with the following assumptions (the actual terms for the Notes are indicated on the cover hereof; amounts have been rounded for ease of analysis):

Investment Term:	Approximately 12 months
Initial Basket Price:	100.00
Range of Basket Performance:*	40% to -100%
Adjustment Factor:	99.50%
*	The performance range is provided for illustrative purposes only.

Final Basket Price	Underlying Return**	Payment at Maturity	Note Total Return at Maturity
140.0000	40.0000%	$1,393.00	39.300%
130.0000	30.0000%	$1,293.50	29.350%
120.0000	20.0000%	$1,194.00	19.400%
110.0000	10.0000%	$1,094.50	9.450%
100.5025	0.5025%	$1,000.00	0.000%
100.0000	0.0000%	$995.00	-0.500%
90.0000	-10.0000%	$895.50	-10.450%
80.0000	-20.0000%	$796.00	-20.400%
70.0000	-30.0000%	$696.50	-30.350%
60.0000	-40.0000%	$597.00	-40.300%
50.0000	-50.0000%	$497.50	-50.250%
40.0000	-60.0000%	$398.00	-60.200%
30.0000	-70.0000%	$298.50	-70.150%
20.0000	-80.0000%	$199.00	-80.100%
10.0000	-90.0000%	$99.50	-90.050%
0.0000	-100.0000%	$0.00	-100.000%
**	The underlying return excludes any cash dividend payments

Example 1 — The price of the underlying basket increases 20.00% from the initial basket price of 100.00 to a final basket price of 120.00.  The investor receives a payment at maturity of $1,194.00 per $1,000.00 principal amount of the Notes, representing a return on the Notes of 19.400%, calculated as follows:

$1,000.00 x [(1 + 20%) x 99.50%] = $1,194.00 (a total return of 19.400%)

Example 2 — The price of the underlying basket increases 0.5025% from the initial basket price of 100.00 to a final basket price of 100.5025.  The investor receives a payment at maturity of $1,000.00 per $1,000.00 principal amount of the Notes, representing a return on the Notes of 0.000%, calculated as follows:

$1,000.00 x [(1 + 0.5025%) x 99.50%] = $1,000.00 (a total return of 0.000%)

Example 3 — The initial basket price and the final basket price are both 100.00.  The investor receives a payment at maturity of $999.00 per $1,000.00 principal amount of the Notes, representing a return on the Notes of -0.500%, calculated as follows:

$1,000.00 x [(1 + 0.00%) x 99.50%] = $995.00 (a return of -0.500%)

Example 4 — The price of the underlying basket decreases 30.00% from the initial basket price of 100.00 to a final basket price of 70.00.  The investor receives a payment at maturity of $696.50 per $1,000.00 principal amount of the Notes, representing a return on the Notes of -30.350%, calculated as follows:

$1,000.00 x [(1 + -30.00%) x 99.50%] = $696.50 (a return of -30.350%)

Accordingly, if the final basket price is below the initial basket price or if the final basket price is not greater than the initial basket price by at least approximately 0.5025%, UBS will pay you less than the full principal amount, if anything, resulting in a loss on your investment. In this scenario, you will lose some or all of your initial investment. You may lose up to 100% of your principal.

What Are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in |mJ|mJSupplemental U.S. Tax Considerations” beginning on page PS-41 of the Return Notes product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory or regulatory change or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid derivative contract with respect to the underlying basket. If your Notes are so treated, you should generally not recognize any income or loss with respect to your Notes prior to their maturity, redemption, sale or exchange and you should generally recognize capital gain or loss upon the sale, exchange, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss would be short-term capital gain or loss if held for one year or less).

We will not attempt to ascertain whether any basket equity would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of Internal Revenue Code of 1986, as amended (the “Code”) or as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC (including application of the “constructive ownership rules” which can cause all or a portion of any long-term gain you recognize on the Notes to be recharacterized as ordinary income subject to an interest charge, as described further under “Supplemental U.S. Tax Considerations — Tax Treatment of Notes” and “ — Alternative Treatments” beginning on pages PS-42 and PS-43, respectively, of the Return Notes product supplement) and to a non-U.S. holder in the case of a USRPHC, upon the sale, exchange or retirement of a Note. You should refer to information filed with the Securities and Exchange Commission or the equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if any such entity is or becomes a PFIC or USRPHC.

Unless otherwise specified in this pricing supplement, in the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction” under Section 1260 of the Code), such that the timing and character of your income from the Notes could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” beginning on page PS-43 of the Return Notes product supplement.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special |mJ|mJconstructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the ``Code”) should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under |mJ|mJSupplemental U.S. Tax Considerations” beginning on page PS-41 of the Return Notes product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Non-U.S. Holders. Subject to the discussion below with respect to Section 871(m) and FATCA, we currently do not intend to withhold any tax on any payments in respect of the Notes made to a Non-U.S. Holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable Internal Revenue Service (“IRS”) Form W-8. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty) without being required to pay any additional amounts with respect to amounts so withheld.

Section 871(m). Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under recently proposed U.S. Treasury Department regulations (if finalized in their current form), certain payments or deemed payments with respect to certain equity-linked instruments that reference U.S. stocks (including shares of the underlying equity) including possibly the Notes, may be treated as dividend equivalents that are subject to U.S. withholding tax. Under these proposed regulations, withholding may be required even in the absence of any actual dividend-related payment or adjustment made pursuant to the terms of the instrument. However, if finalized in their current form, the proposed regulations would not impose a withholding tax on dividend equivalent payments that are made on such equity-linked instruments prior to January 1, 2016. Nevertheless, if we (or the applicable paying agent) are required to withhold, we (or the applicable paying agent) would be entitled to do so without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain foreign pass-thru payments made after December 31, 2016 (or, if later, the date that final regulations defining the term “foreign pass-thru payment” are published). Pursuant to these Treasury regulations, withholding tax under FATCA would not be imposed on foreign pass-thru payments pursuant to obligations that are executed on or before the date that is six months after final regulations regarding such payments are published (and such obligations are not subsequently modified in a material manner) or on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and the above description is based on U.S. Treasury Department regulations and interim guidance. Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

Proposed Legislation

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of Notes are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situation, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including the jurisdiction of the basket equity issuers).

Basket Information

All disclosures contained in this pricing supplement regarding each basket equity are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to each basket equity.

Included on the following pages is a brief description of the issuers of the respective basket equities. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the basket equities. The information given below is for the four calendar quarters in each of 2010, 2011, 2012 and 2013, as applicable, as well as for the first and second calendar quarters of 2014. Partial data is provided for the third calendar quarter of 2014. We obtained the closing price information set forth below from the Bloomberg Professional® service (``Bloomberg”) without independent verification. You should not take the historical prices of the basket equities as an indication of future performance.

Each of the basket equities is registered under the Securities Exchange Act of 1934, as amended (the ``Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the basket equities with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the respective issuers of the basket equities under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Basket Equities

The following lists the basket equities and the corresponding basket weighting and initial equity price of each basket equity. The initial equity prices will not be determined until the trade date. Each of the basket equity issuers faces its own business risks and other competitive factors. All of those factors may affect the underlying return and, consequently, the amount payable on your Note, if any, at maturity.

In some circumstances, the payment you receive on the Notes may be based on securities issued by a different company and not on a basket equity. See “General Terms of the Notes — Antidilution Adjustments — Reorganization Events” on page PS-30 of the Return Notes product supplement.

Basket Equity	Initial Equity Price	Basket Weighting
Cabot Oil & Gas Corporation	$33.88	1/11
Canadian Pacific Railway Limited	$182.85	1/11
Continental Resources, Inc.	$151.53	1/11
The Dow Chemical Company	$51.60	1/11
Halliburton Company	$68.99	1/11
LyondellBasell Industries N.V.	$99.16	1/11
National Oilwell Varco, Inc.	$82.75	1/11
Pioneer Natural Resources Company	$222.42	1/11
Schlumberger Limited	$114.70	1/11
Union Pacific Corporation	$100.27	1/11
Weatherford International plc	$21.89	1/11

Cabot Oil & Gas Corporation

According to publicly available information, Cabot Oil & Gas Corporation (“Cabot”) is an independent oil and gas company engaged in the development, exploitation and exploration of oil and gas properties. Cabot’s assets are concentrated in areas with known hydrocarbon resources, which are conducive to multi-well, repeatable drilling programs. Cabot’s operations are conducted in one segment, natural gas and oil development, exploitation and exploration, exclusively in the United States. Its operations are primarily conducted in Appalachia, east and south Texas and Oklahoma, where Cabot operates a number of gas gathering and transmission pipeline systems, made up of approximately 3,105 miles of pipeline with interconnects to three interstate transmission systems and five local distribution companies and end users. Information filed by Cabot with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-10447, or its CIK Code: 0000858470. Cabot’s website is http://www.cabotog.com. Cabot’s common stock is listed on the New York Stock Exchange under the ticker symbol “COG.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Cabot’s common stock, based on the daily closing prices on the primary exchange for Cabot. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Cabot’s common stock on July 11, 2014 was $33.88. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/4/2010	3/31/2010	$11.56	$9.10	$9.20
4/1/2010	6/30/2010	$10.13	$7.58	$7.83
7/1/2010	9/30/2010	$8.40	$6.75	$7.53
10/1/2010	12/31/2010	$9.46	$7.07	$9.46
1/3/2011	3/31/2011	$13.35	$9.36	$13.24
4/1/2011	6/30/2011	$16.58	$12.74	$16.58
7/1/2011	9/30/2011	$19.28	$14.83	$15.48
10/3/2011	12/30/2011	$22.15	$14.65	$18.98
1/3/2012	3/30/2012	$20.68	$15.13	$15.59
4/2/2012	6/29/2012	$20.62	$14.77	$19.70
7/2/2012	9/28/2012	$22.93	$19.49	$22.45
10/1/2012	12/31/2012	$25.54	$21.47	$24.87
1/2/2013	3/28/2013	$34.13	$23.77	$33.81
4/1/2013	6/28/2013	$36.25	$31.77	$35.51
7/1/2013	9/30/2013	$39.93	$34.79	$37.32
10/1/2013	12/31/2013	$38.93	$32.63	$38.76
1/2/2014	3/31/2014	$41.61	$32.24	$33.88
4/1/2014	6/30/2014	$39.40	$32.41	$34.14
7/1/2014*	7/11/2014*	$35.20	$33.88	$33.88
*	As of the date of this pricing supplement, available information for the third calendar quarter of 2014 includes data for the period from July 1, 2014 through July 11, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2014.

The graph below illustrates the performance of Cabot’s common stock from January 3, 2000 through July 11, 2014, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Canadian Pacific Railway Limited

According to publicly available information, Canadian Pacific Railway Limited (“Canadian Pacific Railway”) is a Class 1 railway providing rail and intermodal freight transportation serving the principal business centers of Canada, from Montreal, Quebec to Vancouver, British Columbia, and the U.S. Midwest and Northeast regions. Canadian Pacific Railway accesses the U.S. market through three wholly owned subsidiaries: Soo Line Railroad Company, which operates in the U.S. Midwest, DM&E, which also operates in the U.S. Midwest, and the Delaware and Hudson Railway Company, Inc., which operates between eastern Canada and the U.S. Northeast. Canadian Pacific Railway funnels railway traffic from feeder lines and connectors, including secondary and branch lines, onto its mainline railway network. Information filed by Canadian Pacific Railway with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-01342, or its CIK Code: 0000016875. Canadian Pacific Railway’s website is http://www.cpr.ca/. Canadian Pacific Railway’s common stock is listed on the New York Stock Exchange under the ticker symbol “CP.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Canadian Pacific Railway’s common stock, based on the daily closing prices on the primary exchange for Canadian Pacific Railway. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Canadian Pacific Railway’s common stock on July 11, 2014 was $182.85. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/4/2010	3/31/2010	$56.24	$46.24	$56.24
4/1/2010	6/30/2010	$60.60	$51.38	$53.62
7/1/2010	9/30/2010	$62.48	$53.14	$60.93
10/1/2010	12/31/2010	$66.48	$60.49	$64.81
1/3/2011	3/31/2011	$69.44	$62.77	$64.34
4/1/2011	6/30/2011	$66.46	$58.33	$62.32
7/1/2011	9/30/2011	$63.90	$44.92	$48.09
10/3/2011	12/30/2011	$67.67	$46.05	$67.67
1/3/2012	3/30/2012	$79.69	$67.20	$75.95
4/2/2012	6/29/2012	$78.46	$69.67	$73.26
7/2/2012	9/28/2012	$87.70	$72.00	$82.89
10/1/2012	12/31/2012	$102.63	$84.18	$101.62
1/2/2013	3/28/2013	$130.47	$105.60	$130.47
4/1/2013	6/28/2013	$138.46	$116.80	$121.38
7/1/2013	9/30/2013	$129.30	$117.44	$123.30
10/1/2013	12/31/2013	$156.52	$124.58	$151.32
1/2/2014	3/31/2014	$158.68	$141.60	$150.43
4/1/2014	6/30/2014	$184.82	$143.86	$181.14
7/1/2014*	7/11/2014*	$184.00	$180.20	$182.85
*	As of the date of this pricing supplement, available information for the third calendar quarter of 2014 includes data for the period from July 1, 2014 through July 11, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2014.

The graph below illustrates the performance of Canadian Pacific Railway’s common stock from January 2, 2002 through July 11, 2014, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Continental Resources, Inc.

According to publicly available information, Continental Resources, Inc. (“Continental Resources”) is an independent crude oil and natural gas exploration and production company focused on the exploration and production of onshore oil-prone plays in the United States. Continental Resources concentrates its leasehold and production strategies in North, South and East regions of the United States. Information filed by Continental Resources with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32886, or its CIK Code: 0000732834. Continental Resources’ website is http://www.contres.com. Continental Resources’ common stock is listed on the New York Stock Exchange under the ticker symbol “CLR.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Continental Resources’ common stock, based on the daily closing prices on the primary exchange for Continental Resources. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of Continental Resources’ common stock on July 11, 2014 was $151.53. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/4/2010	3/31/2010	$46.18	$37.35	$42.55
4/1/2010	6/30/2010	$51.90	$41.21	$44.62
7/1/2010	9/30/2010	$48.40	$39.82	$46.36
10/1/2010	12/31/2010	$59.11	$45.97	$58.85
1/3/2011	3/31/2011	$72.12	$57.40	$71.47
4/1/2011	6/30/2011	$72.07	$58.97	$64.91
7/1/2011	9/30/2011	$71.27	$48.02	$48.37
10/3/2011	12/30/2011	$71.66	$45.43	$66.71
1/3/2012	3/30/2012	$94.93	$69.86	$85.82
4/2/2012	6/29/2012	$90.99	$62.63	$66.62
7/2/2012	9/28/2012	$83.12	$62.58	$76.90
10/1/2012	12/31/2012	$79.71	$67.88	$73.49
1/2/2013	3/28/2013	$92.70	$76.03	$86.93
4/1/2013	6/28/2013	$88.64	$73.07	$86.06
7/1/2013	9/30/2013	$107.36	$87.64	$107.26
10/1/2013	12/31/2013	$121.00	$101.45	$112.52
1/2/2014	3/31/2014	$125.67	$104.68	$124.27
4/1/2014	6/30/2014	$158.04	$122.85	$158.04
7/1/2014*	7/11/2014*	$157.53	$151.53	$151.53
*	As of the date of this pricing supplement, available information for the third calendar quarter of 2014 includes data for the period from July 1, 2014 through July 11, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2014.

The graph below illustrates the performance of Continental Resources’ common stock from January 2, 2008 through July 11, 2014, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

The Dow Chemical Company

According to publicly available information, The Dow Chemical Company (“Dow”) is a manufacturer and supplier of products used primarily as raw materials in the manufacture of customer products and services. It serves the following industries: appliance; automotive; agricultural; building and construction; chemical processing; electronics; furniture; housewares; oil and gas; packaging; paints, coatings and adhesives; personal care; pharmaceutical; processed foods; pulp and paper; textile and carpet; utilities; and water treatment. Dow operates in seven business segments: Electronic and Functional Materials, which is a global supplier of materials for chemical mechanical planarization; Dow Electronic Materials, which is a supplier of enabling materials for applications such as consumer electronic devices, flat-panel displays and telecommunications; Coatings and Infrastructure Solutions, which is in the business of supplying coatings and raw materials for architectural paints and industrial coatings; Agricultural Sciences, which is engaged in providing agricultural and plant biotechnology products, pest management solutions and healthy oils; Performance Materials, which offers a range of performance elastomers and plastomers, specialty copolymers, synthetic rubber, specialty resins, films and plastic additives and is engaged in producing of ethanolamines, ethyleneamines and isopropanolamines used in a variety of applications; Performance Plastics, which supplies polyethylene-based solutions through sustainable product differentiation; Feedstocks and Energy, which provides energy for use in Dow’s operations and produces chemical products for use in manufacturing and procures natural gas and monomers for use in the production of polymers and chemicals. Dow is also engaged in the property and casualty insurance and reinsurance business primarily through its Liana Limited subsidiaries. Information filed by Dow with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03433, or its CIK Code: 0000029915. Dow’s website is http://www.dow.com. Dow’s common stock is listed on the New York Stock Exchange under the ticker symbol “DOW.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Dow’s common stock, based on the daily closing prices on the primary exchange for Dow. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of Dow’s common stock on July 11, 2014 was $51.60. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/4/2010	3/31/2010	$31.15	$26.18	$29.57
4/1/2010	6/30/2010	$31.83	$23.72	$23.72
7/1/2010	9/30/2010	$28.33	$22.97	$27.46
10/1/2010	12/31/2010	$34.41	$27.47	$34.14
1/3/2011	3/31/2011	$38.76	$34.29	$37.75
4/1/2011	6/30/2011	$41.34	$34.43	$36.00
7/1/2011	9/30/2011	$37.17	$22.46	$22.46
10/3/2011	12/30/2011	$29.25	$21.51	$28.76
1/3/2012	3/30/2012	$35.68	$29.79	$34.64
4/2/2012	6/29/2012	$36.08	$29.39	$31.50
7/2/2012	9/28/2012	$32.25	$28.45	$28.96
10/1/2012	12/31/2012	$32.79	$27.74	$32.32
1/2/2013	3/28/2013	$34.73	$30.64	$31.84
4/1/2013	6/28/2013	$35.82	$30.18	$32.17
7/1/2013	9/30/2013	$40.86	$32.43	$38.40
10/1/2013	12/31/2013	$44.86	$38.31	$44.40
1/2/2014	3/31/2014	$50.64	$41.89	$48.59
4/1/2014	6/30/2014	$53.15	$46.95	$51.46
7/1/2014*	7/11/2014*	$52.05	$50.99	$51.60
*	As of the date of this pricing supplement, available information for the third calendar quarter of 2014 includes data for the period from July 1, 2014 through July 11, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2014.

The graph below illustrates the performance of Dow’s common stock from January 3, 2000 through July 11, 2014, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Halliburton Company

According to publicly available information, Halliburton Company (“Halliburton”) provides services and products to customers in the energy industry related to the exploration, development, and production of oil and natural gas. Halliburton serves oil and natural gas companies worldwide and operates under two segments: the Completion and Production segment and the Drilling and Evaluation segment. The Completion and Production segment delivers cementing, stimulation, intervention, pressure control, specialty chemicals, artificial lift, and completion services. This segment consists of Production Enhancement, Cementing, Completion Tools, Halliburton Boots & Coots, Multi-Chem, and Halliburton Artificial Lift. Halliburton’s Drilling and Evaluation segment provides field and reservoir modeling, drilling, evaluation and precise wellbore placement services. This segment consists of Drill Bits and Services, Wireline and Perforating, Testing and Subsea, Baroid, Sperry Drilling, Landmark Software and Services, and Consulting and Project Management. The business operations of its divisions are organized in four primary geographic regions: North America, Latin America, Europe/Africa/CIS and Middle East/Asia. Information filed by Halliburton with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03492, or its CIK Code: 0000045012. Halliburton’s website is http://www.halliburton.com. Halliburton’s common stock is listed on the New York Stock Exchange under the ticker symbol “HAL.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Halliburton’s common stock, based on the daily closing prices on the primary exchange for Halliburton. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Halliburton’s common stock on July 11, 2014 was $68.99. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/4/2010	3/31/2010	$34.60	$28.10	$30.13
4/1/2010	6/30/2010	$34.96	$21.15	$24.55
7/1/2010	9/30/2010	$33.40	$24.98	$33.07
10/1/2010	12/31/2010	$41.15	$31.40	$40.83
1/3/2011	3/31/2011	$49.84	$38.17	$49.84
4/1/2011	6/30/2011	$51.00	$45.33	$51.00
7/1/2011	9/30/2011	$57.27	$30.52	$30.52
10/3/2011	12/30/2011	$39.13	$28.68	$34.51
1/3/2012	3/30/2012	$38.51	$32.48	$33.19
4/2/2012	6/29/2012	$35.03	$26.70	$28.39
7/2/2012	9/28/2012	$37.44	$28.36	$33.69
10/1/2012	12/31/2012	$35.65	$29.95	$34.69
1/2/2013	3/28/2013	$43.32	$35.71	$40.41
4/1/2013	6/28/2013	$45.55	$37.21	$41.72
7/1/2013	9/30/2013	$50.32	$42.45	$48.15
10/1/2013	12/31/2013	$56.26	$48.40	$50.75
1/2/2014	3/31/2014	$59.46	$48.20	$58.89
4/1/2014	6/30/2014	$71.01	$57.36	$71.01
7/1/2014*	7/11/2014*	$70.97	$68.99	$68.99
*	As of the date of this pricing supplement, available information for the third calendar quarter of 2014 includes data for the period from July 1, 2014 through July 11, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2014.

The graph below illustrates the performance of Halliburton’s common stock from January 3, 2000 through July 11, 2014, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

LyondellBasell Industries N.V.

According to publicly available information, LyondellBasell Industries N.V. (“LyondellBasell”) is a global, independent chemical company. LyondellBasell’s chemicals businesses consist primarily of large processing plants that convert large volumes of liquid and gaseous hydrocarbon feedstock into plastic resins and other chemicals. These plastics and chemicals are used to manufacture a wide range of products including food packaging, home furnishings, automotive components, paints and coatings. LyondellBasell’s refining business processes crude oil into fuels such as gasoline, diesel and jet fuel. Operations are conducted in five business segments: Olefins and Polyolefins—Americas (“O&P—Americas”), Olefins and Polyolefins—Europe, Asia, International (“O&P—EAI”), Intermediates and Derivatives (“I&D”), Refining and Technology. The O&P—Americas segment produces and markets olefins, including ethylene and ethylene co-products, and polyolefins. The O&P—EAI segment produces and markets olefins, including ethylene and ethylene co-products, polyolefins and polypropylene compounds. The I&D segment produces and markets propylene oxide and its co-products and derivatives, acetyls, ethanol, ethylene oxide and its derivatives, and oxyfuels. The Refining segment refines heavy, high-sulfur crude oil on the U.S. Gulf Coast. The Technology segment develops and licenses chemical and polyolefin process technologies and manufactures and sells polyolefin catalysts. Information filed by LyondellBasell with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-34726, or its CIK code: 0001489393. LyondellBasell’s website is http://www.lyondellbasell.com. LyondellBasell’s common stock is listed on the New York Stock Exchange under the ticker symbol “LYB.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for LyondellBasell’s common stock, based on the daily closing prices on the primary exchange for LyondellBasell. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of LyondellBasell’s common stock on July 11, 2014 was $99.16. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
10/14/2010*	12/31/2010*	$34.40	$26.00	$34.40
1/3/2011	3/31/2011	$40.90	$34.56	$39.55
4/1/2011	6/30/2011	$45.62	$36.56	$38.52
7/1/2011	9/30/2011	$41.23	$24.43	$24.43
10/3/2011	12/30/2011	$36.08	$24.10	$32.49
1/3/2012	3/30/2012	$46.01	$33.47	$43.65
4/2/2012	6/29/2012	$45.73	$36.76	$40.27
7/2/2012	9/28/2012	$53.42	$39.62	$51.66
10/1/2012	12/31/2012	$57.09	$45.41	$57.09
1/2/2013	3/28/2013	$65.42	$56.84	$63.29
4/1/2013	6/28/2013	$68.81	$55.51	$66.26
7/1/2013	9/30/2013	$74.01	$65.41	$73.23
10/1/2013	12/31/2013	$80.28	$72.73	$80.28
1/2/2014	3/31/2014	$91.06	$75.74	$88.94
4/1/2014	6/30/2014	$100.72	$87.04	$97.65
7/1/2014**	7/11/2014**	$99.67	$97.68	$99.16
*	LyondellBasell’s common stock commenced trading on the New York Stock Exchange on October 14, 2010 and therefore has a limited historical performance. For this reason, available information for the fourth calendar quarter of 2010 includes data for the period from October 14, 2010 through December 31, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.
**	As of the date of this pricing supplement, available information for the third calendar quarter of 2014 includes data for the period from July 1, 2014 through July 11, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2014.

The graph below illustrates the performance of LyondellBasell’s common stock from October 14, 2010 through July 11, 2014, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

National Oilwell Varco, Inc.

According to publicly available information, National Oilwell Varco, Inc. (“NOV”) is a provider of equipment and components used in oil and gas drilling and production operations, oilfield services, and supply chain integration services to the upstream oil and gas industry. NOV conducts its operations through three business segments: Rig Technology, Petroleum Services & Supplies and Distribution & Transmission. NOV’s Rig Technology segment designs, manufactures, sells and services complete systems for the drilling, completion, and servicing of oil and gas wells. This segment offers equipment that automates complex well construction and management operations, such as offshore and onshore drilling rigs; derricks; pipe lifting, racking, rotating and assembly systems; rig instrumentation systems; blowout preventers; coiled tubing equipment and pressure pumping units; well workover rigs; wireline winches; wireline trucks; cranes; flexible pipe for offshore production applications; and turret mooring systems and other products for floating production, storage and offloading vessels and other offshore vessels and terminals. NOV’s Petroleum Services & Supplies segment provides a variety of consumable goods and services used to drill, complete, remediate and workover oil and gas wells and service drill pipe, tubing, casing, flowlines and other oilfield tubular goods. This segment manufactures, rents and sells a variety of products and equipment used to perform drilling operations, including drill pipe, wired drill pipe, transfer pumps, valves, solids control systems, drilling motors, drilling fluids, drill bits, reamers and other downhole tools, and mud pump consumables. NOV’s Distribution & Transmission segment provides pipe, maintenance, repair and operating supplies and spare parts to drill sites and production locations, pipeline operations, processing plants, and industrial facilities worldwide. Information filed by NOV with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-12317, or its CIK Code: 0001021860. NOV’s website is http://www.nov.com. NOV’s common stock is listed on the New York Stock Exchange under the ticker symbol “NOV.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for NOV’s common stock, based on the daily closing prices on the primary exchange for NOV. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of NOV’s common stock on July 11, 2014 was $82.75. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/4/2010	3/31/2010	$42.86	$35.98	$36.57
4/1/2010	6/30/2010	$41.86	$29.76	$29.80
7/1/2010	9/30/2010	$40.42	$29.96	$40.08
10/1/2010	12/31/2010	$60.61	$39.60	$60.61
1/3/2011	3/31/2011	$74.13	$57.43	$71.44
4/1/2011	6/30/2011	$73.41	$58.94	$70.48
7/1/2011	9/30/2011	$75.08	$46.16	$46.16
10/3/2011	12/30/2011	$68.25	$45.27	$61.27
1/3/2012	3/30/2012	$78.57	$63.76	$71.62
4/2/2012	6/29/2012	$72.70	$54.07	$58.07
7/2/2012	9/28/2012	$76.45	$58.04	$72.20
10/1/2012	12/31/2012	$73.93	$58.46	$61.60
1/2/2013	3/28/2013	$66.82	$59.71	$63.76
4/1/2013	6/28/2013	$64.50	$57.80	$62.09
7/1/2013	9/30/2013	$71.94	$62.54	$70.39
10/1/2013	12/31/2013	$75.97	$70.09	$71.67
1/2/2014	3/31/2014	$71.93	$65.82	$70.18
4/1/2014	6/30/2014	$82.63	$69.56	$82.35
7/1/2014*	7/11/2014*	$84.50	$82.41	$82.75
*	As of the date of this pricing supplement, available information for the third calendar quarter of 2014 includes data for the period from July 1, 2014 through July 11, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2014.

The graph below illustrates the performance of NOV’s common stock from January 3, 2000 through July 11, 2014, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Pioneer Natural Resources Company

According to publicly available information, Pioneer Natural Resources Company (“Pioneer”) is an independent oil and gas exploration and production company with operations in the United States. Pioneer is a holding company whose assets consist of direct and indirect ownership interests in, and whose business is conducted substantially through, its subsidiaries. Pioneer explores for, develops and produces oil and gas reserves. Pioneer sells homogenous oil, natural gas liquid and gas units. Pioneer has one reportable operating segment, which is oil and gas exploration and production. Information filed by Pioneer with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-13425, or its CIK Code: 0001038357. Pioneer’s website is http://www.pxd.com. Pioneer’s common stock is listed on the New York Stock Exchange under the ticker symbol “PXD.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Pioneer’s common stock, based on the daily closing prices on the primary exchange for Pioneer. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of Pioneer’s common stock on July 11, 2014 was $222.42. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/4/2010	3/31/2010	$56.32	$43.62	$56.32
4/1/2010	6/30/2010	$71.66	$56.40	$59.45
7/1/2010	9/30/2010	$66.89	$55.84	$65.03
10/1/2010	12/31/2010	$87.53	$65.56	$86.82
1/3/2011	3/31/2011	$102.86	$87.52	$101.92
4/1/2011	6/30/2011	$104.66	$83.66	$89.57
7/1/2011	9/30/2011	$99.53	$65.77	$65.77
10/3/2011	12/30/2011	$94.54	$61.82	$89.48
1/3/2012	3/30/2012	$116.24	$92.63	$111.59
4/2/2012	6/29/2012	$116.16	$78.78	$88.21
7/2/2012	9/28/2012	$113.16	$82.80	$104.40
10/1/2012	12/31/2012	$109.34	$101.65	$106.59
1/2/2013	3/28/2013	$132.45	$109.75	$124.25
4/1/2013	6/28/2013	$154.65	$110.17	$144.75
7/1/2013	9/30/2013	$188.80	$148.73	$188.80
10/1/2013	12/31/2013	$224.95	$176.43	$184.07
1/2/2014	3/31/2014	$204.51	$164.78	$187.14
4/1/2014	6/30/2014	$233.07	$181.60	$229.81
7/1/2014*	7/11/2014*	$228.75	$222.42	$222.42
*	As of the date of this pricing supplement, available information for the third calendar quarter of 2014 includes data for the period from July 1, 2014 through July 11, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2014.

The graph below illustrates the performance of Pioneer’s common stock from January 3, 2000 through July 11, 2014, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Schlumberger Limited

According to publicly available information, Schlumberger Limited (``Schlumberger”) supplies technology, integrated project management and information solutions to the international oil and gas exploration and production industry. Schlumberger manages its business in three Groups: Reservoir Characterization, Drilling and Production. The Reservoir Characterization Group consists of the principal technologies involved in finding and defining hydrocarbon resources. The Drilling Group consists of the principal technologies involved in the drilling and positioning of oil and gas wells. The Production Group consists of the principal technologies involved in the lifetime production of oil and gas reservoirs. Outside of the Group structure is Schlumberger Business Consulting, which helps oil and gas companies achieve fast and sustainable performance improvements. Information filed by Schlumberger with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-04601, or its CIK Code: 0000087347. Schlumberger’s website is http://www.slb.com. Schlumberger’s common stock is listed on the New York Stock Exchange under the ticker symbol ``SLB.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Schlumberger’s common stock, based on the daily closing prices on the primary exchange for Schlumberger. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of Schlumberger’s common stock on July 11, 2014 was $114.70. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/4/2010	3/31/2010	$71.29	$60.76	$63.46
4/1/2010	6/30/2010	$73.15	$51.75	$55.34
7/1/2010	9/30/2010	$63.26	$53.33	$61.61
10/1/2010	12/31/2010	$83.63	$61.20	$83.50
1/3/2011	3/31/2011	$95.04	$80.53	$93.26
4/1/2011	6/30/2011	$93.70	$80.64	$86.40
7/1/2011	9/30/2011	$94.70	$59.73	$59.73
10/3/2011	12/30/2011	$77.15	$57.72	$68.31
1/3/2012	3/30/2012	$80.00	$67.64	$69.93
4/2/2012	6/29/2012	$75.13	$59.67	$64.91
7/2/2012	9/28/2012	$77.60	$64.94	$72.33
10/1/2012	12/31/2012	$74.80	$67.77	$69.29
1/2/2013	3/28/2013	$81.56	$70.92	$74.89
4/1/2013	6/28/2013	$77.59	$69.95	$71.66
7/1/2013	9/30/2013	$88.95	$72.61	$88.36
10/1/2013	12/31/2013	$94.46	$85.54	$90.11
1/2/2014	3/31/2014	$97.57	$86.16	$97.50
4/1/2014	6/30/2014	$117.95	$97.10	$117.95
7/1/2014*	7/11/2014*	$117.85	$114.70	$114.70
*	As of the date of this pricing supplement, available information for the third calendar quarter of 2014 includes data for the period from July 1, 2014 through July 11, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2014.

The graph below illustrates the performance of Schlumberger’s common stock from January 3, 2000 through July 11, 2014, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Union Pacific Corporation

According to publicly available information, Union Pacific Corporation (“Union Pacific”) is engaged in the transportation business. Union Pacific’s operating company, Union Pacific Railroad Company (“UPRR”), links 23 states in the western two-thirds of the United States. UPRR’s diversified business mix includes agricultural products, automotive, chemicals, coal, industrial products and intermodal. UPRR has approximately 31,838 route miles, linking Pacific Coast and Gulf Coast ports with the Midwest and eastern United States gateways and providing several corridors to Mexican gateways. The freight traffic consists of bulk, manifest and premium business. Bulk traffic consists of coal, grain, soda ash, rock and crude oil shipped in unit trains. Manifest traffic includes individual carload or less than train-load business including commodities such as lumber, steel, paper, food and chemicals. The transportation of finished vehicles, auto parts, intermodal containers and truck trailers comprise the premium business. Information filed by Union Pacific with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06075, or its CIK Code: 0000100885. Union Pacific’s website is http://www.up.com. Union Pacific’s common stock is listed on the New York Stock Exchange under the ticker symbol “UNP.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Union Pacific’s common stock, based on the daily closing prices on the primary exchange for Union Pacific. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of Union Pacific’s common stock on July 11, 2014 was $100.27. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/4/2010	3/31/2010	$37.00	$30.25	$36.65
4/1/2010	6/30/2010	$38.83	$33.97	$34.76
7/1/2010	9/30/2010	$41.15	$33.72	$40.90
10/1/2010	12/31/2010	$47.28	$40.02	$46.33
1/3/2011	3/31/2011	$49.51	$45.74	$49.17
4/1/2011	6/30/2011	$52.49	$47.68	$52.20
7/1/2011	9/30/2011	$53.38	$40.84	$40.84
10/3/2011	12/30/2011	$52.97	$39.92	$52.97
1/3/2012	3/30/2012	$58.06	$53.40	$53.74
4/2/2012	6/29/2012	$59.66	$52.49	$59.66
7/2/2012	9/28/2012	$64.22	$58.15	$59.35
10/1/2012	12/31/2012	$63.58	$58.73	$62.86
1/2/2013	3/28/2013	$71.21	$64.23	$71.21
4/1/2013	6/28/2013	$79.96	$67.88	$77.14
7/1/2013	9/30/2013	$81.69	$76.77	$77.67
10/1/2013	12/31/2013	$84.00	$75.29	$84.00
1/2/2014	3/31/2014	$94.70	$82.58	$93.83
4/1/2014	6/30/2014	$102.42	$90.54	$99.75
7/1/2014*	7/11/2014*	$100.98	$99.61	$100.27
*	As of the date of this pricing supplement, available information for the third calendar quarter of 2014 includes data for the period from July 1, 2014 through July 11, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2014.

The graph below illustrates the performance of Union Pacific’s common stock from January 3, 2000 through July 11, 2014, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Weatherford International plc

According to publicly available information, Weatherford International plc (“Weatherford”) is a global provider of equipment and services used in the drilling, evaluation, completion, production and intervention of oil and natural gas wells. Weatherford has the following geographic reporting segments: North America; Latin America; Europe/Sub-Sahara Africa/Russia; and Middle East/North Africa/Asia Pacific. Each of these geographic regions has two product and service line groups: Formation Evaluation and Well Construction; and Completion and Production. Formation Evaluation and Well Construction includes: Controlled-Pressure Drilling and Testing, Drilling Services, Tubular Running Services, Drilling Tools, Integrated Drilling, Wireline Services, Re-entry and Fishing, Cementing, Liner Systems, Integrated Laboratory Services and Surface Logging. Completion and Production includes: Artificial Lift Systems, Stimulation and Chemicals, Completion Systems and Pipeline and Specialty Services. On June 17, 2014, Weatherford changed its place of incorporation from Switzerland to Ireland and each Weatherford International Ltd. share was cancelled in exchange for one Weatherford International plc share. Information filed by Weatherford with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-36504, or its CIK Code: 0001603923. Weatherford’s website is http://www.weatherford.com. Weatherford’s common stock is listed on the New York Stock Exchange under the ticker symbol “WFT.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Weatherford’s common stock, based on the daily closing prices on the primary exchange for Weatherford. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing price of Weatherford’s common stock on July 11, 2014 was $21.89. The historical performance of the basket equity should not be taken as indication of the future performance of the basket equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/4/2010	3/31/2010	$20.47	$14.97	$15.86
4/1/2010	6/30/2010	$18.48	$12.73	$13.14
7/1/2010	9/30/2010	$17.40	$13.07	$17.10
10/1/2010	12/31/2010	$22.87	$16.81	$22.80
1/3/2011	3/31/2011	$26.08	$19.88	$22.60
4/1/2011	6/30/2011	$23.05	$16.90	$18.75
7/1/2011	9/30/2011	$22.49	$12.21	$12.21
10/3/2011	12/30/2011	$16.75	$11.46	$14.64
1/3/2012	3/30/2012	$18.20	$14.92	$15.09
4/2/2012	6/29/2012	$15.31	$11.62	$12.63
7/2/2012	9/28/2012	$13.83	$11.64	$12.68
10/1/2012	12/31/2012	$12.51	$9.09	$11.19
1/2/2013	3/28/2013	$13.43	$11.28	$12.14
4/1/2013	6/28/2013	$14.49	$12.04	$13.70
7/1/2013	9/30/2013	$15.74	$13.76	$15.33
10/1/2013	12/31/2013	$17.37	$14.62	$15.49
1/2/2014	3/31/2014	$17.36	$13.20	$17.36
4/1/2014	6/30/2014	$23.05	$16.78	$23.00
7/1/2014*	7/11/2014*	$22.98	$21.89	$21.89
*	As of the date of this pricing supplement, available information for the third calendar quarter of 2014 includes data for the period from July 1, 2014 through July 11, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2014.

The graph below illustrates the performance of Weatherford’s common stock from January 3, 2000 through July 11, 2014, based on information from Bloomberg. Past performance of the basket equity is not indicative of the future performance of the basket equity.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to sell UBS Securities LLC and UBS Securities LLC has agreed to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. UBS Securities LLC has agreed to resell all of the Notes to JPMorgan Chase Bank, National Association, J.P. Morgan Securities LLC and their affiliates (together with UBS Securities LLC, the “Agents”) at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of this pricing supplement. The Notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. The Agents intend to resell the offered Notes at the original issue price to the public. The Agents may resell the Notes to securities dealers (“Dealers”) at a discount from the original issue price to the public up to the underwriting discount indicated on the cover of this pricing supplement.

Each Agent may be deemed to be an “underwriter” within the Securities Act of 1933 (the “Securities Act”). We have agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “ — Limited or no secondary market and secondary market price considerations” on pages 3 and 4 of this pricing supplement.